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                                                                   EXHIBIT 23(a)


                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in American General Corporation's ("AGC") Registration Statement on Form S-3 for the registration of AGC Common Stock pertaining to The United States Life Insurance Company Retirement Plan for General Agents and Producers of our report dated February 26, 1998, with respect to the consolidated financial statements of AGC included in its Annual Report on Form 10-K for the year ended December 31, 1997, and our report dated March 27, 1998, with respect to the related financial statement schedules of AGC included therein, all filed with the Securities and Exchange Commission.


                                  ERNST & YOUNG LLP



Houston, Texas
November 18, 1998